UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 25, 2012

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective April 25, 2012, The Medicines Company (the “Company”) entered into a Global Collaboration Agreement (the “Agreement”) with AstraZeneca LP (“AstraZeneca”) pursuant to which the Company and AstraZeneca will collaborate globally to develop and commercialize certain acute ischemic heart disease compounds.

Under the terms of the global collaboration, a joint development and research committee and a joint commercialization committee have been established to prepare and deliver global development and commercialization plans related to AstraZeneca's oral antiplatelet medicine BRILINTA® (ticagrelor) tablets and the Company's Angiomax® (bivalirudin) for injection product and cangrelor development product. Implementation of these plans is subject to further agreements between both parties.

The first joint activity under the global collaboration is a four-year co-promotion arrangement for BRILINTA in the United States. Pursuant to the Agreement, the Company's sales force will begin detailing BRILINTA in the United States in May 2012. Under the terms of the Agreement, AstraZeneca will pay the Company $2.5 million for the period from the effective date of the Agreement through June 30, 2012 and $15 million annually thereafter for the BRILINTA co-promotion activities, with up to an additional $5 million per year payable if certain performance targets are achieved.

Either party may terminate the Agreement upon an uncured material breach of the other party. In addition, either party may terminate the Agreement upon the occurrence of certain events, including the withdrawal of BRILINTA from the market, and the entry into the market of a generic version of BRILINTA which achieves a specified market share. Either party may terminate the Agreement if a change of control of the Company occurs involving certain companies described and identified in the Agreement and the Company may terminate the Agreement if AstraZeneca transfers its rights in BRILINTA to any of such companies.

At the end of the second year of the contract, AstraZeneca may terminate the Agreement if performance targets for the second year are not achieved. Conversely, the Company may terminate the Agreement at such time if the performance targets for the second year are achieved. Either party may terminate the Agreement at the end of the third year of the contract. If AstraZeneca elects to terminate the Agreement at the end of the third year and the performance targets for the third year have been achieved, AstraZeneca must pay the Company a termination fee of $5 million.

The description of the Agreement provided above is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
THE MEDICINES COMPANY
Date:  May 1, 2012
By:    /s/ Paul M. Antinori
Paul M. Antinori
Senior Vice President and General Counsel